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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Community Bancorp Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-88455, 333-88457, and 333-88473) on Form S-8 of Fallbrook National
Bank of our report dated January 13, 1999, relating to the consolidated balance sheet of Community Bancorp Inc. and subsidiary (formerly Fallbrook National Bank) as of December 31, 1998, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999, annual report on Form 10-KSB of Community Bancorp Inc.

                                              KPMG LLP

San Diego, California
March 29, 2000